Exhibit 99.1

Report of Independent Auditors

The Board of Directors and Stockholders

Calixa Therapeutics, Inc.

We have audited the accompanying balance sheets of Calixa Therapeutics, Inc. (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2008, and for the periods from July 11, 2007 (inception) to December 31, 2007 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Calixa, Inc. at December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008, and for the periods from July 11, 2007 (inception) to December 31, 2007 and 2008, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Calixa Therapeutics, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred operating losses and has insufficient working capital to fund its planned operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The 2008 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

November 19, 2009

Calixa Therapeutics, Inc.

(a development stage company)

Balance Sheets

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$11,474,137	$4,514,759
Short-term investments	11,631,290	8,237,408
Prepaid expenses and other assets	76,390	28,011
Total current assets	23,181,817	12,780,178

Property and equipment, net	10,343	8,205
Total assets	$23,192,160	$12,788,383

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,266,761	$71,152
Accrued compensation related expenses	24,081	4,612
Total current liabilities	1,290,842	75,764

Preferred stock warrant liability	435,536	511,203
Preferred stock tranche liability	—	1,167,817

Series A preferred stock, $0.0001 par value; 28,669,726 shares authorized; 27,752,294 and 13,876,147 shares issued and outstanding at December 31, 2008 and 2007, respectively; liquidation preference of $30,250,000 at December 31, 2008	30,352,645	13,915,492

Stockholders’ deficit:
Common stock, $0.0001 par value; 40,000,000 shares authorized; 8,222,000 and 7,747,000 shares issued and outstanding at December 31, 2008 and 2007, respectively	822	775
Additional paid-in capital	530,547	472,787
Accumulated other comprehensive income	24,934	41,263
Deficit accumulated during the development stage	(9,443,166)	(3,396,718)
Total stockholders’ deficit	(8,886,863)	(2,881,893)
Total liabilities and stockholders’ deficit	$23,192,160	$12,788,383

See accompanying notes.

Calixa Therapeutics, Inc.

(a development stage company)

Statements of Operations

	Year Ended December 31 2008	Period From July 11, 2007 (inception) to December 31 2007	Period From July 11, 2007 (inception) to December 31 2008
Operating expenses:
Research and development	$5,448,735	$2,298,737	$7,747,472
General and administrative	787,598	169,907	957,505
Total expenses	6,236,333	2,468,644	8,704,977

Interest income	289,878	80,909	370,787
Other financing income	75,667	16,323	91,990
Other financing expense	(175,660)	(1,025,306)	(1,200,966)
Net loss	$(6,046,448)	$(3,396,718)	$(9,443,166)

See accompanying notes.

Calixa Therapeutics, Inc.

(a development stage company)

Statements of Stockholders’ Deficit

					Deficit
				Accumulated	Accumulated
			Additional	Other	During the	Total
	Common Stock		Paid-in	Comprehensive	Development	Stockholders’
	Shares	Amount	Capital	Income	Stage	Deficit

Balance at July 11, 2007 (inception)	—	$—	$—	$—	$—	$—
Issuance of common stock to founders	5,539,000	554	—	—	—	554
Issuance of restricted common stock to founders	2,208,000	221	—	—	—	221
Beneficial conversion feature on convertible promissory note	—	—	472,474	—	—	472,474
Stock-based compensation related to equity instruments granted to employees	—	—	313	—	—	313
Components of comprehensive loss:
Unrealized gain on marketable securities	—	—	—	41,263	—	41,263
Net loss	—	—	—	—	(3,396,718)	(3,396,718)
Comprehensive loss						(3,355,455)
Balance at December 31, 2007	7,747,000	775	472,787	41,263	(3,396,718)	(2,881,893)
Issuance of common stock upon exercise of stock options	475,000	47	52,203	—	—	52,250
Stock-based compensation related to equity instruments granted to employees	—	—	5,557	—	—	5,557
Components of comprehensive loss:
Unrealized loss on marketable securities	—	—	—	(16,329)	—	(16,329)
Net loss	—	—	—	—	(6,046,448)	(6,046,448)
Comprehensive loss						(6,062,777)
Balance at December 31, 2008	8,222,000	$822	$530,547	$24,934	$(9,443,166)	$(8,886,863)

See accompanying notes.

Calixa Therapeutics, Inc.

(a development stage company)

Statements of Cash Flows

	Year Ended December 31 2008	Period From July 11, 2007 (inception) to December 31 2007	Period From July 11, 2007 (inception) to December 31 2008
Operating activities
Net loss	$(6,046,448)	$(3,396,718)	$9,443,166
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,084	485	3,569
Stock-based compensation expense	5,557	313	5,870
Other financing income	(75,667)	(16,323)	(91,990)
Noncash interest expense	159,834	1,024,336	1,184,170
Amortization of investment premium	(178,647)	(25,958)	(204,605)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(48,379)	(28,011)	(76,390)
Accounts payable and accrued expenses	1,195,609	71,152	1,266,761
Accrued compensation related expenses	19,469	4,612	24,081
Net cash used in operating activities	(4,965,588)	(2,366,112)	(7,331,700)

Investing activities
Purchases of investments	(14,231,565)	(8,170,186)	(22,401,751)
Sale of investments	11,000,000	—	11,000,000
Purchase of property and equipment	(5,222)	(8,690)	(13,912)
Net cash used in investing activities	(3,236,787)	(8,178,876)	(11,415,663)

Financing activities
Proceeds from issuance of convertible promissory notes	—	1,000,000	1,000,000
Proceeds from the issuance of common stock	52,250	775	53,025
Proceeds from the issuance of preferred stock, net of offering costs	15,109,503	14,058,972	29,168,475
Net cash provided by financing activities	15,161,753	15,059,747	30,221,500

Net increase in cash and cash equivalents	6,959,378	4,514,759	11,474,137
Cash and cash equivalents at beginning of period	4,514,759	—	—
Cash and cash equivalents at end of period	$11,474,137	$4,514,759	$11,474,137

Supplemental disclosures of noncash investing and financing activities
Conversion of promissory note plus accrued interest to preferred stock	$—	$1,023,254	$1,023,254

See accompanying notes.

Calixa Therapeutics, Inc.

(a development stage company)

Notes to Financial Statements

December 31, 2008

1. Organization and Basis of Presentation

Calixa Therapeutics, Inc. (the Company) was incorporated in the state of Delaware on July 11, 2007 (inception). The Company is a privately held biopharmaceutical company focused on the development of an anti-infective drug.

As of December 31, 2008, the Company has devoted substantially all of its efforts to product development, raising capital and building its infrastructure, and has not realized revenues from its planned principal operations. Accordingly, the Company is considered to be in the development stage.

The Company has a limited operating history and has an accumulated deficit of $9,443,166 at December 31, 2008. The Company expects to continue to incur net losses for at least the next several years. The financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2008, the Company had $22,826,660 in cash equivalents and short-term investments and working capital of $21,890,975. The Company will require significant additional funding to finance its operations until it becomes profitable, if ever. The Company does not have sufficient cash and investments to meet its funding requirements through December 31, 2010. There can be no assurances as to the availability of additional financing or the terms upon which additional financing may be available in the future. These events raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, prepaid assets and accounts payable approximate fair market value because of the short maturity of those instruments.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of highly liquid investments such as cash and money market funds with original maturities of less than 90 days.

Short-Term Investments

Short-term investments consist of obligations of the U.S. government and its agencies, and corporate commercial paper obligations with maturities from the purchase date of greater than three months. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, management has classified the Company’s short-term investments as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are stated at fair market value, with unrealized gains and losses reported in other comprehensive income (loss). Realized gains and losses and declines in value judged to be other-than-temporary in available-for-sale securities are included in interest income and have been immaterial for each of the periods presented. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. At December 31, 2008, all funds were classified as current assets and were invested in a U.S. government agency and commercial paper obligations with original maturities of one year or less. At December 31, 2007, all funds were classified as current assets and were invested in commercial paper obligations with original maturities of one year or less.

Details of our investments are as follows:

	As of December 31, 2008
	Cost	Gross Unrealized Gains	Fair Market Value

U.S. government agency securities	$7,376,674	$5,831	$7,382,505
Corporate debt securities	4,229,682	19,103	4,248,785
	$11,606,356	$24,934	$11,631,290

	As of December 31, 2007
	Cost	Gross Unrealized Gains	Fair Market Value

Corporate debt securities	$8,196,145	$41,263	$8,237,408
	$8,196,145	$41,263	$8,237,408

At December 31, 2008 and 2007, the Company had no investments that were classified as trading or held-to-maturity as defined by the SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the straight-line method. The amortization and accretion, interest income, and realized gains and losses on investments are included in interest income in the statements of operations. Interest income is recognized when earned.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets (primarily three to five years). Additions and improvements that extend the lives of the assets are capitalized while expenditures for repairs and maintenance are expensed as incurred. Leasehold improvements are stated at cost and depreciated on a straight-line basis over the lesser of the term of the related lease or the useful life of the asset.

Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the assets to the Company’s business objective. The Company has not recognized any impairment losses through December 31, 2008.

Research and Development

All research and development costs are charged to expense as incurred.

Concentration of Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and short-term investments. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions.

Patent Costs

Costs related to filing and pursuing patent applications are expensed as incurred, as recoverability of such expenditures is uncertain.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities reflect the future tax consequences of the differences between the financial reporting and tax basis of assets and liabilities using current enacted tax rates. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

Stock-Based Compensation

The Company recognizes stock-based compensation in accordance with SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the financial statements based on their grant date fair values. Additionally, under the provisions of SFAS No. 123(R), the Company is required to include an estimate of the number of the awards that will be forfeited in calculating compensation costs, which is recognized over the requisite service period of the awards on a straight-line basis.

For purposes of calculating the stock-based compensation under SFAS No. 123(R), the Company estimates the fair value of stock options using the Black-Scholes option pricing model. This model incorporates various and highly sensitive assumptions including expected volatility, expected term and interest rates. Share-based compensation expense recognized in the statements of operations is based on awards ultimately expected to vest and is reduced for estimated forfeitures.

For the year ended December 31, 2008, and for the period from July 11, 2007 (inception) to December 31, 2008, the Company recognized $4,807 in stock-based compensation expense related to employees. As of December 31, 2008, total unrecognized stock-based compensation costs related to nonvested stock options was $12,943, and the weighted-average period over which it is expected to be recognized is 2.91 years.

Equity instruments issued to nonemployees are recorded at their fair values as determined in accordance with SFAS No. 123(R) and Emerging Issues Task Force (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services, and are periodically revalued as the options vest and are recognized as expense over the related service period. For the year ended December 31, 2008, and for the periods from July 11, 2007 (inception) to December 31, 2007 and 2008, the Company recognized $750, $313 and $1,063, respectively, in compensation costs related to equity awards granted to nonemployees. The fair value of each option was determined using the Black-Scholes valuation model and is periodically remeasured and the expense recognized over the related service period.

The stock-based compensation expense that has been included in the statements of operations for stock-based compensation arrangements was as follows:

	December 31 2008	Period From July 11, 2007 (inception) to December 31 2007	Period From July 11, 2007 (inception) to December 31 2008

Research and development	$4,807	$—	$4,807
General and administrative	750	313	1,063
	$5,557	$313	$5,870

The underlying assumptions used to value employee and consultant stock options granted during the period from July 11, 2007 (inception) to December 31, 2008, using the Black-Scholes option pricing model were as follows:

Period From July 11, 2007 (inception) to December 31 2008

Expected life (in years)	6.1 – 10 years
Interest rate	1.9% – 3.1%
Volatility	55% – 57%
Forfeiture rate	0%
Dividend yield	0%

The risk-free interest rate assumption was based on the United States Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. The weighted-average expected life of options for employees was calculated using the simplified method as prescribed by Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 107, Share-Based Payment. The weighted-average expected life of options for consultants is based on the contractual life of the options. This decision was based on the lack of relevant historical data due to the Company’s limited historical experience. In addition, due to the Company’s limited historical data, the estimated volatility also reflects the application of SAB No. 107, incorporating the historical volatility of comparable companies with publicly available share prices. The application of SAB No. 107 has also become generally accepted for privately held companies. The prevesting cancellation rates are the percentage of forfeitures expected to occur before the stock option awards vest based on a peer group of publicly listed companies. As such, the Company will adjust the forfeiture rate in the period in which actual forfeitures occur.

Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income (loss), including net income (loss), be reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources, including unrealized gains and losses on investments. For the period July 11, 2007 (inception) to December 31, 2008, there were no material realized gains or losses on investments. At December 31, 2008 and 2007, there were unrealized gains on investments of $24,934 and $41,263, respectively.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are more-likely-than-not of being sustained upon examination by the applicable tax authority, based on the technical merits of the tax position, and then recognizing the tax benefit that is more-likely-than-not to be realized. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current reporting period. On December 30, 2008, the FASB issued FASB Staff Position (FSP) No. FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Entities, which provides nonpublic entities the choice of deferring the implementation of FIN 48 until fiscal years beginning after December 15, 2008. The Company will continue to evaluate any potential tax contingencies in their financial statements under SFAS No. 5, Accounting for Contingencies, until the adoption of FIN 48 in 2009. At this time, management is evaluating the implications of FIN 48 and its impact on the financial statements has not yet been determined.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 allows the measurement at fair value of financial instruments and certain other items that are currently not required to be measured at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company adopted SFAS No. 159 effective January 1, 2008. The adoption of SFAS No. 159 did not have any impact on the Company’s financial position or results of operations.

In June 2007, the EITF issued Issue No. 07-3, Accounting for Nonrefundable Advance Payments. In June 2007, the FASB ratified the consensus reached by the EITF on EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. EITF Issue No. 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the related services are performed or such time when the entity does not expect the goods to be delivered or services to be performed. EITF Issue No. 07-3 was effective for the Company beginning January 1, 2008. The adoption of EITF Issue No. 07-3 did not have a material effect on the Company’s financial statements.

In November 2007, the EITF issued EITF Issue No. 07-01, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property (EITF 07-01). Companies may enter into arrangements with other companies to jointly develop, manufacture, distribute and market a product. Often the activities associated with these arrangements are conducted by the collaborators without the creation of a separate legal entity (that is, the arrangement is operated as a “virtual joint venture”). The arrangements generally provide that the collaborators will share, based on contractually defined calculations, the profits or losses from the associated activities. Periodically, the collaborators share financial information related to product revenues generated (if any) and costs incurred that may trigger a sharing payment for the combined profits or losses. The consensus requires collaborators in such an arrangement to present the result of activities for which they act as the principal on a gross basis and report any payments received (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative accounting literature or a reasonable, rational, and consistently applied accounting policy election. EITF 07-1 is effective for collaborative arrangements in place at the beginning of the annual period beginning after December 15, 2008. The Company does not expect the adoption of EITF 07-1 to have a material impact on its financial statements.

3. Fair Value Measurements

The Company adopted SFAS No. 157, Fair Value Measurements, on January 1, 2008. SFAS No. 157 defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;

Level 2:	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Cash equivalents and short-term investments required to be measured at fair value as of December 31, 2008, are all classified within the Level 1 designation as noted above. The preferred stock warrant liability measured at fair value as of December 31, 2008, is classified within the Level 3 designation as noted above.

		Fair Value Measurements at December 31, 2008 Using
	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
U.S. Treasury obligations and money market fund (1)	$22,826,660	$22,826,660	$—	$—
Total	$22,826,660	$22,826,660	$—	$—

Liabilities
Preferred stock warrant liability (2)	$435,536	$—	$—	$435,536
Total	$435,536	$—	$—	$435,536

(1)    Included as a component of cash and cash equivalents and short-term investments on accompanying balance sheets.

(2)    The Company’s Level 3 financial liability consists of a long-term warrant liability related to warrants to purchase preferred stock. All warrants are being valued utilizing the Black-Scholes pricing model.

The following table provides reconciliation for all liabilities measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2008.

Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3)
Liabilities
Balance at January 1, 2008	$—
Transfer of preferred stock related liabilities to Level 3 upon adoption of SFAS No. 157	1,679,020
Changes in fair value reflected as other financing expense, net of financing income	83,658
Reclassification of preferred stock tranche liability upon closing of second Series A tranche	(1,327,142)
Balance at December 31, 2008	$435,536

4. Property and Equipment

Property and equipment consists of the following as of December 31, 2008 and 2007:

	2008	2007

Computer equipment	$13,912	$8,690
Less accumulated depreciation and amortization	(3,569)	(485)
	$10,343	$8,205

Depreciation expense related to property and equipment amounted to $3,084, $485 and $3,569 for the year ended December 31, 2008, and for the periods from July 11, 2007 (inception) to December 31, 2007 and 2008, respectively.

5. License Agreement

The Company entered into a License Agreement with Astellas Pharma Inc. (Astellas), a Japanese company, on November 1, 2007 wherein Astellas had developed a new antibiotic agent and granted the Company an exclusive worldwide license (with the exception of Japan, Taiwan, South Korea, China, Thailand, Indonesia, the Philippines, Australia, New Zealand, India, Saudi Arabia, Kuwait, Oman, Qatar, United Arab Emirates, Bahrain, and Yemen) to manufacture and distribute the product in exchange for up to $47 million in milestone payments and tiered single-digit royalties on annual net sales. In November 2007, the Company made a $1.5 million upfront payment related to the license, which was expensed as in-process research and development upon payment.

6. Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

In August 2007, the Company borrowed from an investor an aggregate principal amount of $1,000,000 under convertible promissory notes. The convertible promissory notes had an annual interest rate of 8.75%. The principal, plus accrued interest of $23,253, under the convertible promissory notes converted into 917,432 shares of Series A Convertible Preferred Stock (Series A Preferred Stock) in November 2007, in connection with the initial closing of the Series A Preferred Stock financing. In conjunction with the convertible promissory notes, the Company issued to the investor a warrant to purchase 917,432 shares of Series A Preferred Stock (see Warrant discussion below). The treatment of the value attributed to the warrant as a debt discount resulted in a beneficial conversion feature on the convertible promissory note of $472,474. The amount of the beneficial conversion feature was limited based on the sum of the value attributed to the warrant and the beneficial conversion feature being limited to the proceeds of $1,000,000 under the convertible promissory note. The fair value of the warrant and the beneficial conversion feature are together treated as a debt discount and amortized to interest expense over the term of the debt which resulted in $1,000,000 in interest expense recorded in the period from July 11, 2007 (inception) to December 31, 2008.

During 2007, the Company sold an additional 12,958,715 shares of Series A-1 Preferred Stock at $1.09 per share for gross proceeds of $14,101,747 (Initial Closing), in addition to the shares issued for the conversion of $1,000,000 in convertible promissory notes as discussed above.

Included in the terms of the Series A Preferred Stock agreement were certain rights granted to the holders of the Series A Preferred Stock issued in the Initial Closing which obligated the Company to deliver 13,876,147 shares of Series A Preferred Stock at $1.09 per share in a subsequent closing (Second Closing), at the option of the holders of the Series A Preferred Stock (the Right). The Series A Preferred Stock, based on its “deemed liquidation” terms as defined in EITF Topic No. D-98, Classification and Measurement of Redeemable Securities, is deemed to be redeemable as the terms are not within the control of the Company. Financial Accounting Standards Board Staff Position FAS 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (FSP 150-5), which was issued in June 2005, requires the Company to account for the Right to purchase additional shares of Series A Preferred Stock as a liability and not as an equity instrument. In addition, increases or decreases in the fair value of the obligation to issue Series A-2 preferred shares accounted for as a long-term liability should be recorded as a change in the carrying value of the liability on the balance sheet with a corresponding change to other financing income (expense) in the statement of operations.

The Company determined the estimated fair value of the Right using a valuation model which considers the probability of achieving a milestone, if any, the Company’s cost of capital, the estimated time period the Right will be outstanding, consideration received for the instrument with the Right, the number of shares to be issued to satisfy the Right, and at what price and any changes in the fair value of the underlying instrument to the Right. The Company determined that the estimated fair value of the Right at the time of issuance in August 2007 was

$1,143,480. The estimated fair value of the Right was $1,167,817 as of December 31, 2007, and the change in fair value of the Right of $24,337 was recorded as other financing expense for the year ended December 31, 2007.

During December 2008, the Company sold 13,876,147 shares of Series A-2 convertible preferred stock (Series A-2 Preferred Stock) at $1.09 per share for gross proceeds of $15,125,000. As a result, the Company has no further obligation under the Right. The change in the estimated fair value of the Right during 2008 through the exercise of the Right in December 2008 was $159,833 and the revised fair value of the Right was reclassified to preferred stock.

The holders of the Series A Preferred Stock are entitled to receive noncumulative dividends at a rate of $0.08 per share per annum. The preferred stock dividends are payable when and if declared by the Board of Directors. As of December 31, 2008, the Board of Directors has not declared any dividends. The Series A Preferred Stock dividends are payable in preference and in priority to any dividends on common stock.

The holders of the Series A Preferred Stock are entitled to receive liquidation preferences at the rate of $1.09 per share plus all declared and unpaid dividends. Liquidation payments to the holders of Series A Preferred Stock have priority and are made in preference to any payments to the holders of common stock.

The shares of Series A Preferred Stock are convertible into an equal number of shares of common stock, at the option of the holder, subject to certain anti-dilutive adjustments. Each share of Series A Preferred Stock is automatically converted into common stock immediately upon the earlier of (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which the per share price is not less than $3.27 (as adjusted), and the gross cash proceeds are at least $40,000,000, or (ii) the date specified by written consent or agreement of the holders of not less than 66 2/3% of the then outstanding shares of Preferred Stock.

The holders of Series A Preferred Stock are entitled to one vote for each share of common stock into which such Series A Preferred Stock could then be converted; and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Warrants

In August 2007, the Company issued a warrant to purchase 917,432 shares of Series A Preferred Stock at an exercise price of $1.09 per share in connection with the convertible promissory notes (see Convertible Preferred Stock discussion above). The warrant was immediately exercisable and has a five-year life. The warrant was initially valued at $527,526 using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.99%; dividend yield of zero; expected volatility rate of 57%; with an expected life of five years. The value of the warrant was recorded as a debt discount, which was fully amortized to interest expense at the conversion date of the promissory notes in November 2007.

The fair value of the warrant for Series A Preferred Stock is classified as a liability on the balance sheet pursuant to SFAS No. 150. In June 2005, the FASB issued FSP 150-5, which specifies that a warrant for redeemable shares must be recorded as a liability even if the share repurchase feature is conditioned on a defined contingency. The warrant is subject to re-measurement at each balance sheet date and any change in fair value is recognized in the statements of operations. The other financing income related to the remeasurement of the preferred stock warrant liability was $75,667, $16,323 and $91,990 for the year ended December 31, 2008, and the periods from July 11, 2007 (inception) to December 31, 2007 and 2008, respectively.

Restricted Common Stock

In July 2007, in conjunction with the founding of the Company, 7,747,000 shares of common stock were issued, including 2,208,000 shares of restricted common stock to the founders (Founders’ Stock). The Founders’ Stock vests on various schedules and the Company has the option to repurchase any unvested shares of Founders’ stock at the original purchase price upon any voluntary or involuntary termination for cause. In the event of a merger, sale, or other change in control of the Company and a termination for reasons other than cause, any unvested shares of Founders’ Stock immediately vest. As of December 31, 2008, of the total restricted common Founders’ Stock granted, 982,604 shares were vested and 1,225,396 shares were unvested.

Stock Options

The Company adopted a Stock Option Plan (the Plan) in 2007 under which 1,151,000 shares of common stock are reserved for issuance to employees, nonemployee directors and consultants of the Company. The Plan provides for the grant of incentive stock options, nonstatutory stock options, phantom stock and rights to purchase restricted stock to eligible recipients. Recipients of incentive stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the Plan is ten years. The options generally vest 25% on the first anniversary of the original vesting date, with the balance vesting monthly over the remaining three years. As of December 31, 2008, 626,000 options remain available for future grant under the Plan.

The following table summarizes stock option activity under the Company’s stock option plan since inception:

	Options Outstanding	Weighted- Average Exercise Price

Outstanding at July 11, 2007 (inception)	—
Granted	380,000	$0.11
Outstanding at December 31, 2007	380,000
Granted	145,000	$0.11
Exercised	(475,000)	$0.11
Outstanding at December 31, 2008	50,000	$0.11

The weighted-average remaining contractual life of the options outstanding at December 31, 2008, was 9.1 years. The weighted-average grant date fair value of the options granted during 2008 and 2007 was $0.05.

As of December 31, 2008, there were 156,563 options fully vested with a weighted-average exercise price of $0.11 and a weighted-average remaining contractual life of 9.0 years. All stock option grants are eligible for early exercise at any point subsequent to the grant date.

The total intrinsic value of stock option exercises, which is the difference between the exercise price and closing price of the Company’s common stock on the date of exercise, was immaterial for all periods presented.

Common Stock Reserved for Future Issuance

The following table summarizes common shares reserved for future issuance at December 31, 2008, on exercise or conversion of the following:

Conversion of preferred stock	27,752,294
Series A preferred stock warrants	917,432
Stock options issued and outstanding	50,000
Authorized for future option grants	626,000
29,345,726

7. Income Taxes

Significant components of the Company’s deferred tax assets at December 31, 2008 and 2007, are shown below. A valuation allowance of $3,748,000 and $1,054,000 has been recorded to offset the deferred tax assets as of December 31, 2008 and 2007, respectively, as realization of such assets does not meet the “more-likely-than-not” threshold.

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$2,489,000	$106,000
Research and development credits	430,000	109,000
Capitalized intangibles	817,000	838,000
Other, net	12,000	1,000
Total deferred tax assets	3,748,000	1,054,000
Less valuation allowance	(3,748,000)	(1,054,000)
Net deferred tax assets	$—	$—

At December 31, 2008, the Company has federal and state net operating loss carryforwards of approximately $6,249,000 and $6,249,000, respectively. The federal and state loss carryforwards begin to expire in 2027 and 2017, respectively, unless previously utilized. The Company also has federal and state research tax credit carryforwards of approximately $339,000 and $138,000, respectively. The federal research credit carryforwards will begin expiring in 2027 unless previously utilized. The state research credit will carry forward indefinitely.

Pursuant to Internal Revenue Code Section 382, use of the Company’s net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% has occurred within a three-year period.

8. Subsequent Events

On February 10, 2009, the number of common shares subject to the 2008 stock plan was increased by 500,000 from 1,151,000 to 1,651,000. On November 16, 2009, the number of common shares subject to the 2008 stock plan increased by 200,000 from 1,651,000 to 1,851,000.

On February 16, 2009, the Company entered into a master service agreement with Galenus GmbH to provide clinical development services in Europe for the Company’s Phase 2 trial. The agreement provides for payments of $2,026,218 for services, and up to an additional $1,124,644 of payments for pass-through costs. The clinical trials are expected to be completed in May 2010.

In April 2009, the Company initiated an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may defer up to the Internal Revenue Service annual contribution limit. Additionally, the Company may elect to make matching contributions into the savings plan at its sole discretion.